Exhibit 99.3

KORSANA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On September 8, 2026, Cariboos Merger Sub Corp. (“First Merger Sub”) merged with and into Korsana Biosciences, Inc. (“Pre-Merger Korsana”), with Pre-Merger Korsana continuing as a wholly owned subsidiary of Cyclerion Therapeutics, Inc. (“Cyclerion”) and the surviving corporation of the merger (the “First Merger”), and Pre-Merger Korsana merged with and into Cariboos Merger Sub II, LLC (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the completion of the Merger, Second Merger Sub changed its corporate name to “Korsana Biosciences Operating Company, LLC” and Cyclerion changed its name to “Korsana Biosciences, Inc.” (the “Company”).

You should read the following discussion of Korsana’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto and other financial information included as Exhibit 99.2 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 11, 2026 (the “Current Report on Form 8-K”) of which this is Exhibit 99.3 is a part, as well as our audited financial statements and the related notes thereto of Cyclerion’s Registration Statement on Form S-4 most recently amended on July 22, 2026 and declared effective on July 24, 2026 (the “Registration Statement”). The following discussion contains forward-looking statements that reflect our current plans, forecasts, estimates and beliefs and involve risks and uncertainties. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Our actual results, outcomes and the timing of events could differ materially from those discussed in the forward-looking statements. Forward-looking statements are not historical facts, reflect our current views with respect to future events, and apply only as of the date made. We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law. References to “we,” “us,” “our,” “Korsana” or “the Company” refer to Korsana Biosciences, Inc. and its consolidated subsidiaries after the Merger, unless context otherwise requires.

Overview

Korsana is a biopharmaceutical company developing therapeutics to treat neurodegenerative diseases beginning with Alzheimer’s disease (“AD”). Korsana’s lead product candidate, KRSA-028, is an anti-amyloid beta (“Aß”) antibody that combines the proprietary Therapeutic Targeting (“THETA™”) platform informed by clinical and regulatory learnings from other anti-Aß products that have achieved regulatory approval or are in late-stage clinical trials. KRSA-028 was designed to build upon the success of these prior products while addressing shortcomings that limit their clinical and commercial success, such as the ability to penetrate the brain. Korsana believes that KRSA-028 has the potential to rapidly clear amyloid plaques resulting in meaningful impacts on clinical symptoms in AD patients, and to do so while avoiding adverse effects associated with the specific designs of prior products. After Korsana completes GLP toxicity studies, it intends to submit a Clinical Trial Notification (“CTN”) in Australia or a Clinical Trial Application (“CTA”) in New Zealand by the end of 2026 and an Investigational New Drug (“IND”) application in the United States in the first quarter of 2027. Pharmacokinetic data in healthy volunteers is anticipated by mid-year 2027 and interim proof-of-concept data in Alzheimer’s disease patients is anticipated between year-end 2027 and the first quarter of 2028. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials.

AD is a progressive and devastating neurodegenerative disease that slowly destroys cognition and leads to progressive impairment in patients’ ability to conduct activities of daily living. Prevalence increases with age; up to one-third of people over age 85 have symptoms. There are seven million people suffering from AD in the United States, a number that is expected to double by 2050 due to an aging population. AD is the seventh-leading cause of death in the United States with an estimated 500,000 deaths every year.

Until recently, approved treatments for AD addressed only symptoms and had no impact on the course of the disease. That situation changed after the approval of antibody-based therapeutics that targeted Ab. Clinical trials of these therapeutics have provided clear evidence that antibody-mediated depletion of Aß in the brain correlates with a reduction in the rate of cognitive decline in symptomatic AD.

KRSA-028 was designed using clinical and regulatory learnings from these pioneering antibody-based therapeutics, together with Korsana’s proprietary combination of antibody engineering technologies, with the goal of improving clinical efficacy and safety profiles. KRSA-028 targets what is believed to be the most clinically relevant form of Aß and is designed to improve brain uptake while reducing effects on reticulocytes. It was also designed with physicochemical properties and stability intended to enable potent anti-Aß activity to the brain via subcutaneous injections. Key features of KRSA-028’s design include:

•

Incorporating a proprietary transferrin receptor, or TfR, based shuttle designed to potentially improve delivery to the brain, which Korsana believes may also help reduce or avoid the treatment-related complications known as amyloid-related imaging abnormalities, or ARIA, associated with the two approved disease-modifying therapies

•	Targeting 3-pyroglutamate Ab, or 3pE-Ab, a form of Aß that is enriched in amyloid plaques that is believed to contribute to plaque formation in AD

•

Incorporating Fc domain modifications designed to potentially improve half-life and reduce the potential for hematologic adverse events seen with other antibodies that incorporate TfR-based shuttles, while potentially preserving antibody-mediated immune function believed to contribute to amyloid plaque clearance

•	Enabling subcutaneous formulation through potentially favorable solubility, viscosity, and stability characteristics

The proprietary THETA technology used to create KRSA-028 combines the benefits of TfR-mediated shuttling to the brain with Fc modifications to extend half-life and spare reticulocytes from destruction shown to be caused by third-party TfR-shuttled investigational products. The THETA technology was designed to retain phagocytic capacity, the mechanism by which the two approved disease-modifying products are thought to clear amyloid plaques from the brain. Korsana believes that the THETA platform will lead to meaningful improvements in the ability to deliver therapeutic modalities, such as antibodies, to the brain, while minimizing the frequency of adverse events associated with other TfR-based shuttle systems. Korsana intends to expand its pipeline by advancing other product candidates that incorporate THETA technology. Korsana anticipates disclosing details on its next product candidate in late 2026 or 2027.

Since its inception in November 2024, Korsana has devoted substantially all of its resources to raising capital, organizing and staffing Korsana, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties, and providing general and administrative support for these operations. Korsana does not have any programs approved for sale and has not generated any revenue from product sales. To date, Korsana has funded its operations primarily with proceeds from the issuance of convertible preferred stock. In November 2024, Korsana received $10.0 million in gross proceeds from the issuance of Series A preferred stock, subsequently reclassified to Series Seed preferred stock in September 2025. Additionally in September 2025, Korsana received $15.0 million in gross proceeds from the issuance of Series Seed preferred stock and $151.0 million in gross proceeds from the issuance of Series A preferred stock to various investors.

Korsana has incurred operating losses since inception. Korsana’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs Korsana may develop. Korsana generated net losses of $17.4 million and $30.9 million for the three and six months ended June 30, 2026. As of June 30, 2026, Korsana had an accumulated deficit of $66.6 million. Korsana expects to continue to incur significantly increased expenses for the foreseeable future if and as it:

•	advances its existing and future research and development and discovery-related development of its programs 001 and 002 (Aß and TfR1) (together the “Aß program”) and its undisclosed program 003;

•	seeks and identifies additional research programs and product candidates and initiates discovery- related activities and preclinical studies for those programs;

•	completes future preclinical studies for Korsana’s pipeline;

•

pursues investigational new drug applications or comparable foreign applications that allow commencement of Korsana’s planned clinical trials or future clinical trials for any programs Korsana may develop;

•	initiates enrollment and successfully completes clinical trials;

•

pursues positive results from Korsana’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	hires research and development, clinical, manufacturing and commercial personnel;

•	adds operational, financial and management information systems and personnel;

•	experiences any delays, challenges, or other issues associated with the preclinical and clinical development of Korsana’s programs, including with respect to its regulatory strategies;

•

develops, maintains and enhances a sustainable, scalable, reproducible and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third-party or Korsana’s own manufacturing facility for the programs Korsana may develop;

•	seeks, obtains and maintains regulatory approvals for any product candidates for which Korsana successfully completes clinical trials;

•	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any programs for which Korsana may obtain regulatory approval;

•	generates revenue from commercial sales of product candidates for which Korsana receives regulatory approval, if any;

•	maintains safety, tolerability and efficacy profile of any product Korsana may develop in additional indications following approval in one indication;

•

maintains, expands, enforces, defends and protects Korsana’s intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products Korsana may develop and defends any intellectual property-related claims;

•	further acquires or in-licenses product candidates or programs, intellectual property and technologies; and

•	maintains Korsana’s current collaborations and establishes and maintains any future collaborations, including making milestone, royalty or other payments thereunder.

Any changes in the outcome of any of these variables with respect to the development of programs that Korsana may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require Korsana to conduct clinical trials beyond those that Korsana currently anticipates will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if Korsana experiences significant delays in Korsana’s preclinical studies or clinical trials, Korsana would be required to expend significant additional financial resources and time to advance and complete clinical development. Korsana may never obtain regulatory approval for any of its product candidates.

Korsana will not generate revenue from product sales unless and until it successfully initiates and completes clinical development and obtains regulatory approval for any product candidates. If Korsana obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, it expects to incur significant expenses related to developing Korsana’s commercialization capability to support product sales, manufacturing, marketing, and distribution.

Based on its current operating plan, Korsana has concluded its existing cash and cash equivalents as of June 30, 2026 of $121.2 million, combined with the proceeds from the Merger and Korsana’s pre-closing financing (as defined in “Recent Developments” below) will be sufficient to fund its operating plan for at least 12 months after the date Korsana’s financial statements for the period ended June 30, 2026 are available to be issued.

Recent Developments

The Merger and Pre-Closing Financing

On April 1, 2026, Korsana and Cyclerion entered into an Agreement and Plan of Merger (as subsequently amended on April 17, 2026), subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. On September 8, 2026, Korsana completed the Merger with Cyclerion in accordance with the terms of the Merger Agreement. The Combined Company will be led by Korsana’s management team and remains focused on discovering and developing novel therapies designed to reduce the burden of neurodegenerative diseases, starting with Alzheimer’s disease.

Immediately prior to the completion of the Merger, and in order to provide Korsana with additional capital for its development programs, Pre-Merger Korsana issued and sold, and certain new and current investors purchased, 140,516,578 shares of common stock of Pre-Merger Korsana and 20,171,961 Pre-Merger Korsana pre-funded warrants, exercisable for 20,171,961 shares of Pre-Merger Korsana common stock, at a purchase price of $2.3648 per share or a purchase price of $2.3647 per warrant, for the aggregate amount of $380.0 million (the “Pre-Closing Financing”, and together with the Merger, the “Transactions”).

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”), at the effective time of the First Merger (the “First Effective Time”), (i) each then-outstanding share of Pre-Merger Korsana common stock (including shares of Pre-Merger Korsana common stock issued in connection with the Korsana Pre-Closing Financing) was converted into the right to receive a number of shares of Cyclerion common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Pre-Merger Korsana Preferred Stock was converted into the right to receive a number of shares of Korsana Series A non-voting convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), equal to the Exchange Ratio divided by 1,000, (iii) each then-outstanding option to purchase Pre-Merger Korsana common stock was assumed by Cyclerion and was converted into an option to purchase shares of Cyclerion common stock, and (iv) each then-outstanding Pre-Merger Korsana restricted stock unit was assumed by Cyclerion; (v) each then-outstanding pre-funded warrant to purchase shares of Pre-Merger Korsana common stock was converted into a pre-funded warrant to purchase shares of Cyclerion common stock.

The Exchange Ratio is calculated as 0.2074 shares of Cyclerion common stock for each share of Pre-Merger Korsana common stock (and 0.0002074 shares of Series A Preferred Stock for each share of Convertible Preferred Stock) on the Closing Date, which gives effect to a one-for-seven reverse stock split of Cyclerion common shares immediately prior to the Merger. After the closing of the Merger, Pre-Merger Korsana stockholders immediately before the First Effective Time, including those that purchased shares and pre-funded warrants in the Korsana Pre-Closing Financing, own approximately 98.9% of the outstanding common stock of the Combined Company and the stockholders of Cyclerion immediately before the First Effective Time own 1.1% of the outstanding common stock of the Combined Company, which give effect to (a) Cyclerion’s Net Cash (as defined in the Merger Agreement) as of the closing being approximately $(2.3) million, (b) the Korsana Pre-Closing Financing for an aggregate purchase price of approximately $380.0 million, (c) a valuation for Cyclerion equal to its Net Cash equal to $7.7 million based on net cash of $(2.3) million at closing, and (d) a valuation for Korsana equal to $268.4 million plus $380.0 million of assumed proceeds in the Korsana Pre-Closing Financing, in each case as further described in the Merger Agreement.

At the Closing of the Merger based on the Exchange Ratio, the Korsana common stock and pre-funded warrants subscribed for were converted into the right to receive 29,143,139 shares of common stock and 4,183,665 pre-funded warrants. Shares of Korsana common stock and pre-funded warrants to purchase shares of Korsana common stock issued pursuant to the Subscription Agreement were converted into shares of Cyclerion common stock and pre-funded warrants to purchase shares of Cyclerion common stock at Closing per the Merger Agreement.

Impact of General Economic Risk Factors on Korsana’s Operations

Uncertainty in the global economy presents significant risks to Korsana’s business. Korsana is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions. While Korsana is closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of Korsana’s business, including the impacts on participants in any future clinical trials and its employees, suppliers, vendors and business partners and Korsana’s future access to capital, the ultimate extent of the impact on Korsana’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Korsana’s control and could exist for an extended period of time. Korsana will continue to evaluate the nature and extent of the potential impacts to its business, results of operations, liquidity and capital resources.

Components of Results of Operations

Revenue

To date, Korsana has not generated revenue from any sources, including product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Korsana’s development efforts for its product candidates are successful and result in regulatory approval, Korsana may generate revenue in the future from product sales or payments from future collaboration or license agreements that Korsana may enter into with third parties, or any combination thereof. Korsana cannot predict if, when, or to what extent it will generate revenue from the commercialization and sale of Korsana’s product candidates. Korsana may never succeed in obtaining regulatory approval for any of its product candidates.

Operating Expenses

Korsana’s operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the research and development of Korsana’s programs. These expenses include:

•

costs of funding research performed by third parties, including Paragon Therapeutics, Inc. (“Paragon”) and Paragon Laboratories, Inc. (“Paragon Laboratories”), that conduct research and development activities on Korsana’s behalf and services rendered under the Paragon ADOA and Paragon Research Letter Agreement (both as defined below) for research programs, the Aß program and undisclosed program 003;

•

expenses incurred in connection with continuing Korsana’s current research programs and discovery-phase development of any programs Korsana may identify, including under future agreements with third parties, such as consultants and contractors; and

•	personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation expense.

Korsana expenses research and development costs as incurred. For the three and six months ended June 30, 2026, Korsana recognized $6.4 million and $15.2 million, respectively, of expenses in connection with services provided by Paragon under the Paragon ADOA in Korsana’s condensed consolidated statements of operations and comprehensive loss. For the three and six months ended June 30, 2026, Korsana recognized $1.0 million of expenses in connection with services provided by Paragon Laboratories under the Paragon Research Letter Agreement. For the three and six months ended June 30, 2025, Korsana recognized less than $0.1 million and less than $0.1 million, respectively, of expenses in connection with services provided by Paragon for the 001 program and stock compensation. See the section titled “Contractual Commitments and Obligations” below for further details on Korsana’s research plans.

Korsana expects its research and development expenses will increase substantially for the foreseeable future as Korsana continues to invest in research and development activities related to the continued development of Korsana’s programs, developing any future programs, including investments in manufacturing, as Korsana advances any program Korsana may identify and continue to conduct clinical trials.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation, for individuals in Korsana’s executive, finance, legal, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, insurance costs, information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

Korsana expects that its general and administrative expenses will increase substantially for the foreseeable future as Korsana increases its headcount and establishes office space to support its expected growth. Korsana also expects to incur increased expenses associated becoming a public company, including transactional costs and increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs, and investor and public relations costs. Korsana also expects to incur additional intellectual property-related expenses as Korsana files patent applications to protect innovations arising from its research and development activities.

Other income

Other income includes interest income of $1.1 million and $2.3 million earned for the three and six months ended June 30, 2026, respectively, and less than $0.1 million for the three and six months ended June 30, 2025. Other income relates to interest earned on Korsana’s money market accounts. The increase in interest income relates to an increase in the cash and cash equivalents balance from the issuance of Korsana’s Series A convertible preferred stock in September 2025.

Income Taxes

No provision for income taxes was recorded for the three and six months ended June 30, 2026 and for the three and six months ended June 30, 2025. Korsana has recorded a full valuation allowance against its net deferred tax assets at the various balance sheet dates, as Korsana believes it is not more likely than not that the benefit will be realized due to its cumulative losses generated to date and expectation of future losses.

Results of Operations for the Three Months Ended June 30, 2026 and June 30, 2025

The following table summarizes Korsana’s condensed consolidated statements of operations and comprehensive loss for the periods presented (in thousands):

	Three Months Ended June 30,
	2026	2025
Operating expenses
Research and development(1)	$15,514	$154
General and administrative	2,937	68

Total operating expenses	18,451	222

Loss from operations	(18,451)	(222)

Other income:
Interest income	1,091	70

Total other income	1,091	70

Net loss and comprehensive loss	(17,360)	(152)

(1)	Includes related party amount of $7.4 million for the three months ended June 30, 2026 and less than $0.1 million for the three months June 30, 2025.

Research and Development Expenses

The following table summarizes Korsana’s research and development expenses incurred for the periods presented (in thousands):

	Three Months Ended June 30,
	2026	2025
External research and development costs by selected program / platform :
Aß program (1)	$7,413	$112
Undisclosed program 003 (2)	4,408	—
Other research and development costs:
Personnel-related (including stock-based compensation) (3)	3,075	13
Other (4)	618	29

Total research and development expenses	$15,514	$154

(1)	Includes related party amount of $2.3 million for the three months ended June 30, 2026 and $0 for the three months ended June 30, 2025.

(2)	Includes related party amount of $4.4 million for the three months ended June 30, 2026 and $0 for the three months ended June 30, 2025
(3)	Includes related party amount of $0.6 million for the three months ended June 30, 2026 and less than $0.1 million for the three months ended June 30, 2025.
(4)	Includes related party amount of less than $0.1 million for the three months ended June 30, 2026 and $0 for the three months ended June 30, 2025.

Research and development expenses were $15.5 million for the three months ended June 30, 2026 and consisted primarily of the following:

•	$2.3 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for the Aß program;

•	$3.4 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for undisclosed program 003;

•	$1.0 million of research and development expense due to Paragon Laboratories for services rendered under the Paragon Research Agreement for undisclosed program 003;

•

$3.1 million of personnel-related costs related to recruiting costs, salaries, benefits, and other compensation-related costs, including stock-based compensation expense of $1.0 million of which $0.6 million of stock-based compensation expense related to the 2025 Parasa Warrant Obligation;

•

$5.1 million of research and development expense due to an increase in chemistry, manufacturing, and development costs for the Aß program, including $1.2 million of toxicology testing for the Aß program, with a third-party contract research organization; and

•	$0.6 million of other research and development expense related to chemistry, manufacturing, and development costs with a third-party contract development and manufacturing organization.

Research and development expenses were $0.2 million for the three months ended June 30, 2025 and consisted primarily of the following:

•	$0.1 million of research and development expense due to third party services rendered for the Aß program; and

•	Less than $0.1 million of stock-based compensation expense.

General and Administrative

The following table summarizes Korsana’s total general and administrative expenses for the periods presented (in thousands):

	Three Months Ended June 30,
	2026	2025
Professional and consulting fees	$1,203	$30
Personnel-related (including stock-based compensation)	1,441	—
Other	293	38

Total general and administrative expenses	$2,937	$68

General and administrative expenses were $2.9 million for the three months ended June 30, 2026 and consisted primarily of the following:

•	$1.2 million of professional and consulting fees associated with accounting, audit, investor and public relations, and legal fees due to an increase in Korsana’s business activity;

•	$1.4 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $0.6 million; and

•	$0.3 million of other business expenses.

General and administrative expenses were $0.1 million for three months ended June 30, 2025 and consisted primarily of the following:

•	Less than $0.1 million of professional and consulting fees associated with accounting, audit, tax and insurance; and

•	Less than $0.1 million of other business expenses.

Results of Operations for the Six Months Ended June 30, 2026

The following table summarizes Korsana’s statements of operations and comprehensive loss for the periods presented (in thousands):

	Six Months Ended June 30,
	2026	2025
Operating expenses
Research and development(1)	$26,991	$253
General and administrative	6,220	112

Total operating expenses	33,211	365

Loss from operations	(33,211)	(365)

Other income:
Interest income	2,341	140

Total other income	2,341	140

Net loss and comprehensive loss	(30,870)	(225)

(1)	Includes related party amount of $16.2 million for the six months ended June 30, 2026 and less than $0.1 million for the six months ended June 30, 2025.

Research and Development Expenses

The following table summarizes Korsana’s research and development expenses incurred for the periods presented (in thousands):

	Six Months Ended June 30,
	2026	2025
External research and development costs by selected program / platform :
Aß program (1)	$16,332	$188
Undisclosed program 003 (2)	5,896	—
Other research and development costs:
Personnel-related (including stock-based compensation) (3)	4,004	36
Other (4)	759	29

Total research and development expenses	$26,991	$253

(1)	Includes related party amount of $9.4 million for the six months ended June 30, 2026 and $0 for the six months ended June 30, 2025.
(2)	Includes related party amount of $5.9 million for the six months ended June 30, 2026 and $0 for the six months ended June 30, 2025.
(3)	Includes related party amount of $0.8 million for the six months ended June 30, 2026 and less than $0.1 million for six months ended June 30, 2025.
(4)	Includes related party amount of less than $0.1 million for the six months ended June 30, 2026 and $0 for the six months ended June 30, 2025.

Research and development expenses were $27.0 million for the six months ended June 30, 2026 and consisted primarily of the following:

•	$9.4 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for the Aß program;

•	$4.8 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for undisclosed program 003;

•	$1.0 million of research and development expense due to Paragon Laboratories for services rendered under the Paragon Research Letter Agreement for undisclosed program 003;

•

$4.0 million of personnel-related costs related to recruiting costs, salaries, benefits, and other compensation-related costs, including stock-based compensation expense of $1.2 million of which $0.8 million of stock-based compensation related to the 2025 Parasa Warrant Obligation;

•

$6.9 million of research and development expense due to an increase in chemistry, manufacturing, and development costs for the Aß program, including $1.4 million of toxicology testing for the Aß program, with a third-party contract research organization;

•	$0.8 million of other research and development expense related to chemistry, manufacturing, and development costs with a third-party contract development and manufacturing organization.

Research and development expenses were $0.2 million for the six months ended June 30, 2025 and consisted primarily of the following:

•	$0.2 million of research and development expense due to Paragon for services rendered under the Paragon ADOA for the Aß program

•	Less than $0.1 million of stock-based compensation expense.

General and Administrative Expenses

The following table summarizes Korsana’s total general and administrative expenses for the periods presented (in thousands):

	Six Months Ended June 30,
	2026	2025
Professional and consulting fees	$2,183	$52
Personnel-related (including stock-based compensation)	3,547	—
Other	490	60

Total general and administrative expenses	$6,220	$112

General and administrative expenses were $6.2 million for the six months ended June 30, 2026 and consisted primarily of the following:

•	$2.2 million of professional and consulting fees associated with accounting, audit, investor and public relations, and legal fees due to an increase in Korsana’s business activity;

•	$3.5 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $1.0 million;

•	$0.5 million of other business expenses.

General and administrative expenses were $0.1 million for the six months ended June 30, 2025 and consisted primarily of the following:

•	Less than $0.1 million of professional and consulting fees associated with accounting, audit, investor and public relations, and legal fees;

•	Less than $0.1 million of other business expenses

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Korsana has incurred significant operating losses. Korsana expects to incur significant expenses and operating losses for the foreseeable future as Korsana continues the preclinical development of its programs and commences clinical development of the Aß program and undisclosed program 003. Korsana has not yet commercialized any products and Korsana does not expect to generate revenue from sales of products for several years, if at all. To date, Korsana has primarily funded its operations with proceeds from the issuance of Series Seed and Series A preferred stock. In November 2024, Korsana issued and sold 8,000,000 shares of Series A convertible preferred stock (subsequently reclassified to Series Seed preferred stock in September 2025) at a purchase price of $1.25 per share, for total gross proceeds of $10.0 million. In September 2025, Korsana received $15.0 million in gross proceeds from the issuance of Series Seed preferred stock and $151.0 million from the issuance of Series A preferred stock. As of June 30, 2026, Korsana had cash and cash equivalents of $121.2 million. On September 8, 2026, Korsana received $380.0 million in gross proceeds from the Korsana Pre-Closing Financing.

Cash Flows for the Six Months Ended June 30, 2026 and June 30, 2025

The following table summarizes Korsana’s cash flows for the periods presented (in thousands):

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Net cash used in operating activities	$(30,033)	$(333)
Net cash used in investing activities	(224)	—
Net cash used in financing activities	(2,610)	—

Net decrease in cash	$(32,867)	$(333)

Net Cash Used in Operating Activities

For the six months ended June 30, 2026, net cash used in operating activities was $30.0 million, which was primarily attributable to a net loss of $30.9 million and decreases in operating assets and liabilities of $1.4 million, partially offset by non-cash charges of $2.3 million. Non-cash charges primarily consisted of $2.1 million in stock-based compensation expense. The changes in operating assets and liabilities primarily consisted of a $0.3 million increase in accounts payable, $1.6 million decrease in accrued expenses and other current liabilities, and $0.2 million increase in prepaid expenses and other current assets. The decrease in accounts payable, and accrued expenses and other current liabilities was primarily due to repayment of vendor invoicing. The increase in prepaid expenses and other current assets was primarily due to prepaid software expenses including prepayments for Software as a Service.

For the six months ended June 30, 2025, net cash used by operating activities was $0.3 million, which was primarily attributable to a net loss of $0.2 million and an increase in prepaid expenses and other current assets of $0.2 million, partially offset by increases in operating liabilities of less than $0.1 million and non-cash charges of less than $0.1 million. Non-cash charges consisted of less than $0.1 million in stock-based compensation expense. The changes in operating liabilities consisted of a less than $0.1 million increase in accounts payable and accrued expenses.

Net Cash Used in Investing Activities

For the six months ended June 30, 2026, net cash used in investing activities was $0.2 million, which was attributable to purchases of property and equipment.

For the six months ended June 30, 2025, no cash was provided by or used in investing activities.

Net Cash Used in Financing Activities

For the six months ended June 30, 2026, net cash used in financing activities was $2.6 million, which was attributable to the payment of deferred offering costs in connection with Korsana’s proposed merger transaction.

For the six months ended June 30, 2025, no cash was provided by or used in financing activities.

Future Funding Requirements

To date, Korsana has not generated any revenue from product sales. Korsana does not expect to generate revenue from product sales unless and until Korsana successfully completes preclinical and clinical development of, receives regulatory approval for, and commercializes a product candidate. Korsana does not know when, or if, that will occur. Korsana expects its expenses to increase substantially in connection with its ongoing activities, particularly as Korsana advances the preclinical activities and studies and initiates clinical trials. In addition, if Korsana obtains regulatory approval for any programs, Korsana expects to incur significant expenses related to product sales, marketing, and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Further, Korsana expects to incur additional costs associated with operating as a public company. The timing and amount of Korsana’s operating expenditures will depend largely on the factors set out above.

Korsana’s funding requirements and timing and amount of its operating expenditures will depend on many factors, including, but not limited to:

•	the rate of progress in the development of Korsana’s existing and future research and development and discovery-related development of its Aß program and undisclosed program 003;

•	the scope, progress, results and costs of additional research programs and product candidates and discovery-related activities and preclinical studies for those programs;

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the ability of Korsana to successfully file investigational new drug applications or comparable foreign applications and obtain authorization to commence Korsana’s planned clinical trials or future clinical trials for any programs Korsana may develop the costs of enrollment and successful completion of clinical trials;

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the costs necessary to pursue positive results from Korsana’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	the costs of hiring research and development, clinical, manufacturing and commercial personnel;

•	the costs of adding operational, financial and management information systems and personnel;

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the costs necessary to obtain regulatory approvals, if any, for any approved products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

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the costs of developing, maintaining and enhancing sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Korsana’s own manufacturing facility for the programs Korsana may develop;

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the costs and timing of future commercialization activities, including establishing sales, marketing and distribution infrastructure to commercialize any programs, for any of Korsana’s product candidates for which Korsana receives regulatory approval;

•	the revenue, if any, received from commercial sales of Korsana’s product candidates for which Korsana receives marketing approval;

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the costs and timing of preparing, maintaining, expanding, enforcing, defending and protecting Korsana’s intellectual property rights and protection or regulatory exclusivity for any products Korsana may develop and defending any intellectual property-related claims;

•	the timing and payment of milestone, royalty or other payments Korsana must make pursuant to its existing and potential future collaborations and licensing arrangements with third parties;

•	the costs Korsana incurs in maintaining business operations;

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the costs associated with being a public company, including costs of audit, legal, regulatory and tax- related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs;

•	the effect of competing technological and market developments; and

•	the extent to which Korsana acquires or invests in businesses, products and technologies, including entering into licensing or collaboration arrangements for programs.

Identifying potential programs and product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Korsana may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Korsana’s programs, if approved, may not achieve commercial success. Korsana’s commercial revenues, if any, will be derived from sales of products that Korsana does not expect to be commercially available for many years, if ever. Accordingly, Korsana will need to obtain substantial additional funds to achieve its business objectives.

Adequate additional funds may not be available to Korsana on acceptable terms, or at all. Korsana does not currently have any committed external source of funds. To the extent that Korsana raises additional capital through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Korsana’s existing stockholders. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Korsana’s ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute ownership interests.

If Korsana raises additional funds through strategic collaborations or licensing arrangements with third parties, Korsana may have to relinquish valuable rights to its technologies, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to Korsana. If Korsana is unable to raise additional funds through equity or debt financings when needed, Korsana may be required to delay, limit or terminate its product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that Korsana would otherwise prefer to develop and market itself.

As of June 30, 2026, Korsana had cash and cash equivalents of $121.2 million. Korsana expects that the existing cash and cash equivalents, which was primarily raised from Series Seed and Series A convertible preferred stock financings, together with the proceeds from the Merger and Korsana’s Pre-Closing Financing, will be sufficient to fund Korsana’s operating plans for at least twelve months from the date these financial statements are available to be issued. Korsana estimates that its existing cash and cash equivalents as June 30, 2026, together with the net proceeds from the Merger and the Korsana Pre-Closing Financing, will be sufficient to enable Korsana to fund Korsana’s operating expenses and capital expenditure obligations requirements through 2029. Korsana has based this estimate on assumptions that may prove to be wrong, Korsana’s operating plan may change as a result of many factors currently unknown to Korsana and Korsana could exhaust its available capital resources sooner than Korsana expects.

Contractual Obligations and Other Commitments Paragon Antibody Discovery and Option Agreement

In September 2025, Korsana entered into an Antibody Discovery and Option Agreement with Paragon and Parasa (the “Paragon ADOA”). Under the Paragon ADOA, Paragon identifies, evaluates, and develops antibodies against one or more mutually agreed therapeutic targets and a mutually agreed brain transit target. The Paragon ADOA covers Research Program 001 and Research Program 002, each targeting Aß and TfR1 (collectively, the “Aß Research Programs”), and one undisclosed research program 003, with the ability to add additional programs by mutual agreement.

Under the Paragon ADOA, Korsana has the exclusive option, on a program-by-program basis (each, an “ADOA Option”), to negotiate and enter into a license agreement (each, a “License”) granting Korsana (a) an exclusive, worldwide license to the product-specific intellectual property from the applicable program and (b) a non-exclusive, worldwide license to certain incorporated platform technology. ADOA Options are exercisable at Korsana’s sole discretion during the applicable option period, with no separate exercise payment.

Upon signing, Korsana became obligated to reimburse Paragon approximately $18.8 million for pre-development costs incurred through September 5, 2025. For each research program, Korsana is also required to pay Paragon a research initiation fee and certain third-party costs and internal resource fees. As of June 30, 2026, Korsana has recorded an aggregate of $45.5 million of operating expenses under the Paragon ADOA for development costs and $2.1 million of operating expenses under the Paragon Research Letter Agreement. On a program-by-program and product-by-product basis, Korsana is also required to make one-time, non-refundable milestone payments of up to $46.0 million per product, reduced by 50% for independently developed products directed to the same target combination. Any License will incorporate the same milestone obligations, with milestones not achieved prior to License execution no longer payable under the Paragon ADOA. Under any License, Korsana would be required to make tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

On March 19, 2026, Korsana exercised its ADOA Option with respect to Research Program 002. Korsana made a $5.0 million milestone payment to Paragon in March 2026 related to the nomination of KRSA-028 as the development candidate for Research Program 002. On June 8, 2026, Korsana entered into the Paragon License Agreement with Paragon with respect to the Aß Research Programs, as described in more detail below. Korsana’s ADOA Option with respect to program 003 remains unexercised.

The Paragon ADOA continues on a program-by-program basis until the earliest of completion of the applicable research plan activities, expiration of the option period, or failure to execute a License within a specified period following option exercise. Korsana may terminate any research program or the Paragon ADOA in its entirety at any time for any reason, subject to certain termination fees. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy.

Under the Paragon ADOA, Parasa will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of Korsana’s outstanding capital stock on a fully diluted basis as of the grant date, at an exercise price equal to fair market value. The grant dates for the issuance of the warrants was on December 31, 2025 and expected to be on December 31, 2026. Parasa’s research and discovery related activities have a service inception date preceding the grant dates, with the full award being vested as of the grant date with no post-grant date service requirement. Accordingly, the Company accrues compensation cost for the warrants expected to be granted to Parasa as the related services are provided based on the estimated fair value of the warrants at each interim reporting date, with cumulative adjustments recognized for changes in fair value through the respective grant date. When the Company entered into the Paragon ADOA with Parasa, the underlying terms and conditions of the warrant agreements had not been executed and it was uncertain whether the final terms and conditions would result in liability- or equity-classified warrants. Given the uncertainty related to the terms and conditions of the warrant agreements and the determination of liability or equity classification prior to the grant dates, the Company initially accrues the costs for the warrants as a liability. If Korsana undergoes an initial public offering or reverse merger, Parasa will instead receive warrants from the resulting public parent on equivalent terms. Each warrant is exercisable for 10 years from the grant date, with pro-ration if the research term ends before year-end. On December 31, 2025, Korsana issued Parasa a warrant to purchase 1,102,561 shares of common stock at $0.86 per share. Upon the grant of the warrant and the finalization of the terms and conditions, the Company concluded that equity classification was appropriate, resulting in a reclassification of the award from liability to equity on December 31, 2025.

Korsana concluded that the rights obtained under the Paragon ADOA represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon ADOA did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the in-process research and development assets, which represent a group of similar identifiable assets. All of the upfront consideration paid by Korsana was allocated to the in-process research and development assets acquired and was immediately expensed as part of research and development expenses on the consolidated statement of operations and comprehensive loss. The research initiation fees represent a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development costs, monthly development cost fees and additional development expenses incurred by Paragon are recognized as research and development expense when incurred. Amounts paid as reimbursements for administrative activities incurred by Paragon are recognized as general and administrative expense when incurred.

Under the Paragon ADOA, Korsana recorded total expense of $15.2 million during the six months ended June 30, 2026 for amounts owed to Paragon across all Research Programs, including $8.4 million of research and development work completed by Paragon, $5.0 million for the achievement of a development candidate milestone, $1.0 million for the research initiation milestone and $0.8 million of stock-based compensation related to the 2026 Parasa Warrant Obligation. The Company recorded total expense of $6.4 million for the three months ended June 30, 2026 for amounts owed to Paragon across all Research Programs, including $4.8 million of research and development work completed by Paragon, $1.0 for the research initiation milestone, and $0.6 million of stock-based compensation expense related to the 2026 Parasa Warrant Obligation. An amount of $4.8 million was unpaid by Korsana at June 30, 2026 and is included in related party accrued expenses and other current liabilities within Korsana’s condensed consolidated balance sheet. Further, an amount of $0.8 million related to the 2026 Parasa Warrant Obligation is included in warrant liability, related party within the Company’s condensed consolidated balance sheet.

Paragon Platform Option Agreement

On October 16, 2025, Korsana entered into the Platform Option Agreement with Paragon and Parasa (the “Paragon POA”), in connection with the Paragon ADOA. Under the Paragon POA, Korsana may designate up to four target combinations (each consisting of one or two therapeutic targets and a transit target) to be exclusively reserved during the option period (the “POA Option Period”). As of the effective date, the initial reserved target list includes one undisclosed target combination. Korsana may also obtain rights to designate up to two additional target combinations upon payment of $2.0 million each.

During the POA Option Period, Korsana has an option ( a “PPOA Option”) for each reserved target combination to either (a) enter into an antibody discovery and option agreement on terms materially consistent with the Paragon ADOA or (b) enter directly into a license agreement (a “POA-License”) upon payment of a $5.0 million exercise fee. Under any POA-License, Korsana would be required to make one-time, non-refundable milestone payments of up to $41.0 million per product, reduced by 50% for independently developed products directed to the same target combination, and tiered royalty payments in the low to mid-single digit percentage range based on annual net sales, subject to certain reductions.

The Paragon POA continues until expiration of the POA Option Period. Each party has the right to terminate upon the other party’s uncured material breach or bankruptcy. Korsana may terminate at any time for any reason. As of June 30, 2026, Korsana has not exercised any POA Options or made any payments under the Paragon POA.

Paragon Research Letter Agreement

In April 2026, the Company entered into an Antibody Oligo Conjugate Research Letter Agreement (the “Paragon Research Letter Agreement”) with Paragon Laboratories. Under the terms of the Paragon Research Letter Agreement, the parties agreed to initiate a research program (the “AOC Research Program”) focused on an undisclosed target combination, in an effort to identify, evaluate and develop antibody oligonucleotide conjugates (“AOCs”) directed to such target combination (the “Research AOCs”). The AOC Research Program will be conducted in accordance with a research plan that the parties will use specified efforts to agree upon within a specified period following the effective date of the Paragon Research Letter Agreement (the “AOC Research Plan”). During the AOC Research Term (as defined below), each party will use specified efforts to conduct and complete the research activities assigned to it under the AOC Research Plan, and Paragon Laboratories will provide Korsana with periodic updates regarding the Research AOCs identified under the AOC Research Plan. The AOC Research Program will continue until the earliest of (a) the date that the aggregate costs paid or owing by Korsana to Paragon Laboratories meet or exceed a budgeted cap, (b) completion of the activities set forth in the AOC Research Plan, and (c) such other mutually agreed date (such period, the “AOC Research Term”). Under the Paragon Research Letter Agreement with Paragon Laboratories, the Company recorded total expense of $1.0 million during the three and six months ended June 30, 2026 for amounts owed to Paragon Laboratories, including $1.0 million of research and development work completed by Paragon Laboratories. An amount of $1.0 million was unpaid by Korsana at June 30, 2026 and is included in related party accrued expenses and other current liabilities within the Company’s condensed consolidated balance sheet. At this time, the Company has not exercised either option related to the Research Letter Agreement.

Under the Paragon Research Letter Agreement, Korsana has a nontransferable, exclusive option during the AOC Research Term and, provided that Korsana is not in material breach, for an additional specified period thereafter (collectively, the “AOC Option Period”), to either (i) enter into an antibody oligo conjugate discovery and option agreement for the AOC Research Program (the “AOC-DOA Option”), or (ii) enter into a license agreement for the AOC Research Program (the “AOC-License Option” and, with the AOC-DOA Option, either referenced hereinafter as the “AOC Option”). Korsana may exercise the AOC Option only once for the AOC Research Program, without payment of a separate exercise fee. The AOC Option terminates upon the earliest of: a permitted early termination of the AOC Research Program, the expiration of the AOC Option Period without Korsana having exercised the AOC Option, and, if Korsana has exercised the AOC Option, the failure of the parties to finalize a Definitive Agreement (as defined below) or elect the applicable dispute resolution procedures within the required timeframe. Following termination of the AOC Option, Paragon Laboratories is free to license or grant rights in the Research AOCs to third parties.

Following Korsana’s exercise of the AOC Option, the parties will negotiate for a specified period toward a definitive agreement (the “Definitive Agreement”). If Korsana exercises the AOC-DOA Option, the Definitive Agreement would provide for, among other things, the continuation of the AOC Research Program, payment by Korsana of a research initiation fee, and an exclusive option for Korsana to enter into separate license agreement(s) consistent with the license described below. If Korsana exercises the AOC-License Option, the Definitive Agreement would be a license agreement granting Korsana, its affiliates, and sublicensees the right to develop, manufacture, and commercialize the Research AOCs for any and all uses worldwide, under an exclusive license to the Research AOCs as a whole and any therapeutic nucleic acid component included in a Research AOC, and a non-exclusive license to any platform elements incorporated into such Research AOCs. Any such license agreement would include a one-time upfront license fee. If the parties are unable to reach agreement on the Definitive Agreement within the specified negotiation period, either party may elect to resolve the dispute in accordance with procedures set forth in the Paragon ADOA, as applied mutatis mutandis.

As between the parties, Paragon Laboratories owns all intellectual property generated under or in connection with the AOC Research Program, and Korsana has assigned all of its rights therein to Paragon Laboratories.

As consideration for Paragon Laboratories’ performance of the AOC Research Program and the grant of the AOC Option to Korsana, Korsana is required to reimburse Paragon Laboratories for certain third-party costs and internal resource fees, which may not exceed a budget cap set forth in the AOC Research Plan unless increased by mutual written agreement. All payments under the Paragon Research Letter Agreement are non-refundable and non-creditable.

The Paragon Research Letter Agreement will continue until the expiration of the AOC Option, unless terminated earlier in accordance with the terms thereof. The Paragon Research Letter Agreement and the AOC Research Program may be terminated by either party upon prior written notice if the other party commits a material breach and fails to cure within such notice period.

Paragon License Agreement

On June 8, 2026, Korsana entered into a license agreement with Paragon for certain antibody transport vehicle compounds discovered, generated, identified or characterized by Paragon in the course of performing Research Program 001 and Research Program 002 under the Paragon ADOA, including KRSA-028, together with certain related antibodies, antibody transport vehicles and products comprising the foregoing (the “Paragon License Agreement”). The Paragon License Agreement is consistent with the pre-negotiated terms agreed to upon execution of the Paragon ADOA.

Under the Paragon License Agreement, Paragon granted Korsana a royalty-bearing, worldwide, exclusive and sublicensable license under certain licensed project antibody transport vehicle technology to develop, manufacture, commercialize and otherwise exploit licensed antibodies, licensed antibody transport vehicles, derived antibodies, derived antibody transport vehicles and related products in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Paragon also granted Korsana certain royalty-bearing, worldwide, non-exclusive and sublicensable licenses under certain transit antibody technology, other licensed patents and other licensed know-how to develop, manufacture, commercialize and otherwise exploit specified licensed products in the field and territory.

Pursuant to the Paragon License Agreement, Korsana is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of products under the licensed programs, including regulatory strategy, communications, filings and activities, including clinical trials. Korsana is required to use commercially reasonable efforts to develop and seek regulatory approval for at least one licensed product in the United States and at least one other major market country and, following receipt of regulatory approval for a licensed product in a given country, to commercialize such licensed product in such country.

During the applicable exclusivity period, Paragon is restricted from directly or indirectly conducting activities, including granting licenses to third parties, to develop, manufacture, commercialize or otherwise exploit antibody transport vehicles directed to both Aß and TfR1, subject to specified exceptions, including for certain change-of-control and acquired programs. The exclusivity period continues until the earlier of the fifth anniversary of the effective date and the occurrence of specified exclusivity termination events tied to Korsana’s failure to achieve certain diligence milestones, subject to cure and extension mechanics.

Under the terms of the Paragon License Agreement, Korsana is obligated to pay Paragon up to $46.0 million per product based on the achievement of specified development and regulatory milestones. If a product candidate, including certain combination products, is developed by Korsana as a bona fide back-up or substitute product to another royalty product for the same licensed therapeutic target, the same licensed transit target, if applicable, and the same indication, it would be considered a back-up royalty product for which no duplicate milestone payments are owed to Paragon, subject to specified limitations. Korsana is obligated to pay Paragon up to $23.0 million per product for certain Korsana-developed products that are not licensed products from Research Program 001 or Research Program 002 and are directed to the applicable licensed target or target combination based on the achievement of specified development and regulatory milestones.

Other key terms of the Paragon License Agreement include:

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Korsana will pay Paragon tiered royalties in the low- to mid-single digits based on annual net sales of licensed products in the field and territory, subject to a specified reduction if there is no valid claim covering the product in the country.

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The royalty term ends, on a product-by-product and country-by-country basis, on the later of the twelfth anniversary of the first commercial sale of such product in such country and the expiration of the last-to-expire valid patent claim covering such product in such country.

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Korsana has the right to grant sublicenses under the Paragon License Agreement, provided that each sublicense is in writing and consistent with the relevant terms, conditions and restrictions of the Paragon License Agreement, Korsana provides Paragon with a copy of each sublicense agreement and any amendments within 30 days following execution, subject to permitted redactions, and Korsana remains responsible for all payments and obligations due under the Paragon License Agreement.

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With respect to certain patents licensed to Korsana under the Paragon License Agreement, Korsana has the first right, but not the obligation, to prepare, file, prosecute and maintain such patents at its sole expense, subject to Paragon’s review, comment and backup prosecution rights. Paragon retains control over the preparation, filing, prosecution and maintenance of certain other patents owned or controlled by Paragon.

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Korsana may terminate the Paragon License Agreement in its entirety or on a country-by-country or royalty product-by-royalty product basis for any or no reason upon 60 days’ prior written notice to Paragon. The Paragon License Agreement may also be terminated by either party upon the other party’s uncured material breach or, to the extent permitted by law, upon the other party’s insolvency or bankruptcy.

Korsana considers Paragon, Paragon Laboratories, Parasa and Fairmount to be related parties.

Critical Accounting Policies and Significant Judgments and Estimates

Korsana’s management’s discussion and analysis of its financial condition and results of operations is based on Korsana’s financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Korsana to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Korsana’s estimates are based on its historical experience and on various other factors that Korsana believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Korsana’s significant accounting policies are described in more detail in Note 2 to its audited financial statements as of and for the year ended December 31, 2025 and as of December 31, 2024 and for the period from November 8, 2024 (inception) to December 31, 2024, included in Cyclerion’s Registration Statement on Form S-4, most recently amended on July 22, 2026 and declared effective on July 26, 2026. Since the date of those financial statements, there have been no material changes to Korsana’s significant accounting policies, except as described in the notes to Korsana’s condensed financial statements for the three and six months ended June 30, 2026 included as Exhibit 99.2 to this Current Report on Form 8-K. Korsana believes the following accounting policies used in the preparation of its financial statements require the most significant judgments and estimates.

Research and Development Contract Costs Accruals

Korsana records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of Korsana’s research and development expenses, with a substantial portion of Korsana’s ongoing research and development activities conducted by third-party service providers, including contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), and Korsana’s related party Paragon.

Korsana accrues for expenses resulting from obligations under its Paragon ADOA and Paragon POA by and among Korsana, Paragon and Parasa, and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to Korsana. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. Korsana makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to Korsana’s accruals could materially affect its results of operations. As of June 30, 2026, Korsana has not experienced any material deviations between accrued and actual research and development expenses.

Stock-Based Compensation

Korsana measures stock-based awards granted to employees, directors, and non-employees in the form of stock options and restricted stock awards (“RSAs”), based on their fair value on the date of the grant using the Black-Scholes option-pricing model. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if Korsana had paid cash in exchange for the goods or services. Korsana accounts for forfeitures as they occur. Korsana classifies its stock-based compensation expenses in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Black-Scholes option-pricing model uses inputs that are determined by the board of directors on the date of grant and assumptions Korsana makes for the volatility of stock-based awards, the expected term of stock- based awards, the risk-free interest rate for a period that approximates the expected term of Korsana’s stock-based awards and its expected dividend yield. Korsana has historically been a private company and lacks company-specific historical and implied volatility information of Korsana’s stock. Therefore, Korsana estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of Korsana’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. Korsana has estimated a 0% dividend yield based on the expected dividend yield and the fact that Korsana has never paid, and does not expect to pay, any cash dividends in the foreseeable future. See Note 7 to Korsana’s condensed financial statements for the three and six months ended June 30, 2026 included as Exhibit 99.2 of Korsana’s Current Report on Form 8-K for information concerning specific assumptions Korsana used in applying the Black-Scholes model to determine the estimated fair value of its stock options granted in the periods presented.

Determination of Fair Value of Common Stock

As there has been no public market for Korsana’s common stock as of June 30, 2026, the estimated fair value of stock-based awards has been determined by Korsana’s board of directors as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that Korsana believed were relevant. In addition, the board of directors considered various objective and subjective factors to determine the fair value of Korsana’s share-based awards as of each grant date, including:

•	the prices at which Korsana sold shares of Korsana Preferred Stock and preferences of the Korsana Preferred Stock relative to its stock-based awards at the time of each grant;

•	Korsana’s common stock valuations;

•	the progress of Korsana’s research and development programs, including the status of discovery-phase studies for Korsana’s product candidates;

•	Korsana’s stage of development and business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	Korsana’s financial position, including cash on hand, and its historical and forecasted performance and operating results; and

•	The lack of an active public market for Korsana’s common stock and Korsana Preferred Stock at the grant dates.

Korsana’s common stock valuations were prepared using a hybrid method, a scenario-based valuation approach that considers multiple potential future outcomes and probability-weights the resulting indications of value. The hybrid method incorporated both an initial public offering (“IPO”) outcome and an M&A outcome. Under the IPO outcome, equity value was allocated to common stock using a direct waterfall approach. Under the M&A outcome, equity value was determined using a market-adjusted equity value method and allocated among the various classes of equity using an option pricing method (“OPM”), reflecting the respective rights and preferences of each class of equity. The indicated values under each outcome were then probability-weighted and a discount for lack of marketability was applied, where appropriate, to estimate the fair value of Korsana’s common stock.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Korsana had used significantly different assumptions or estimates, the fair value of Korsana’s common stock and its stock-based compensation expense could have been materially different.

Once a public trading market for Korsana’s common stock has been established, it is no longer necessary for the board of directors to estimate the fair value of Korsana’s common stock in connection with its valuation and accounting for granted stock-based awards or other such awards Korsana may grant, as the fair value of its common stock is determined based on the quoted market price of Korsana’s common stock.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Korsana’s financial position, results of operations or cash flows is disclosed in Note 2 to Korsana’s condensed financial statements for the three and six months ended June 30, 2026 included as Exhibit 99.2 of Korsana’s Current Report on Form 8-K.

Off-Balance Sheet Arrangements

During the periods presented Korsana did not have, nor does Korsana currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risks

Inflation Risk

Korsana’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, Korsana believes the effects of inflation, if any, on its business, results of operations, financial condition or financial statements have been immaterial. Korsana cannot assure you its business will not be affected in the future by inflation.